Exhibit 99.1

National	Executive Office
Technical	24007 Ventura Boulevard
Systems, Inc.	Calabasas, California 91302
Tel: (818) 591-0776
Fax: (818) 591-0899

NEWS RELEASE for March 28, 2006
Contact:	BPC Financial Marketing	National Technical Systems
	John Baldissera	Lloyd Blonder, Sr. V.P. & C.F.O.
	800-368-1217	818-591-0776
800-368-1218

National Technical Systems, Inc. Announces Repurchase of

792,266 Shares of its Common Stock in a Private Transaction

CALABASAS, Calif.--(BUSINESS WIRE)—March 28, 2006--National Technical Systems, Inc. (Nasdaq: NTSC), a leading provider of quality and conformance testing and managed services, announced today that it has exercised an option to repurchase 792,266 shares of its common stock from Marvin Hoffman, an executive officer of the Company. The total cash purchase price of $3,893,000, or $4.914 per share, represented the average closing price of the common stock for the five trading days prior to the option exercise date minus 10%, in accordance with an agreement between the Company and Mr. Hoffman entered into in September 2001. The shares to be repurchased in this private transaction represent approximately 8.6% of the Company’s outstanding common stock.

The Company will finance the repurchase through a $4 million increase in an existing credit facility with Comerica Bank and First Bank.

About National Technical Systems, Inc.

National Technical Systems, Inc. is a business-to-business services company providing organizations in the aerospace, defense, information technology (IT) and high technology markets integrated testing, certification, quality registration, systems evaluation and IT staffing services. For additional information about National Technical Systems, visit its web site at www.ntscorp.com.

The statements in this press release that relate to future plans, events or performance, are forward-looking statements that involve risks and uncertainties, including risks associate with uncertainties pertaining to operating new facilities, customer orders, demand for services and products, development of markets for the company’s services and products and other risks identified in the company’s SEC filings. Actual results, events and performance may differ materially. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The companies undertake no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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